Exhibit 99.1

STATEMENT FROM BEACON POWER CORPORATION

Tyngsboro, Massachusetts — November 7, 2011

Bill Capp, Beacon Power President and CEO, states:

Following the Company’s Chapter 11 filing on October 30, 2011, a bankruptcy court hearing was held in Delaware on November 2, 2011. At the hearing, Beacon won interim approval from the court to use a portion of approximately $3 million in cash collateral. The cash collateral consists of cash deposited by Beacon at the closing of its loan with the U.S. Department of Energy (DOE) and from revenue earned by our Stephentown facility; funds that are currently held for the benefit of the DOE under the terms of our loan agreement. The DOE objected to Beacon’s use of these funds, but U.S. Bankruptcy Judge Kevin Carey ruled that we could use the funds at least until a second hearing on November 18. He stated that it would be harmful to deny use of the cash collateral at this stage. At the second hearing we will seek court approval for a longer-term use of cash collateral.

Beacon was also granted permission to continue to operate and pay our employees in the ordinary course of business. The court also asked that we provide information to the DOE on Stephentown-related expenses.

On November 1, 2011, Beacon received a letter from Nasdaq informing the Company that due to the Chapter 11 bankruptcy filing, trading of the Company’s common stock would be suspended from the Nasdaq Capital Market on November 10, 2011, and removed from listing and registration on Nasdaq. As previously disclosed, on September 30, 2011, we received a letter from Nasdaq indicating that for 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on Nasdaq.  Given this continued listing requirement, the early status of our bankruptcy case and the demands the case has placed on our company’s resources, Beacon does not plan to appeal Nasdaq’s determination.

After our common stock is delisted it may trade on the OTC Bulletin Board or the Pink OTC Markets Inc., but only if a market maker applies to quote the Company’s common stock.

On November 4, 2011, Virgil G. Rose resigned from our Board of Directors, a position he had held since 2007. Mr. Rose’s resignation was not the result of any disagreement with the Company or our Board of Directors.

Forward-Looking Information Disclaimer

This Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (i) the potential adverse impact of the bankruptcy cases on our business, financial condition or results of operations, including our ability to maintain contracts and other customer and vendor relationships that are critical to our business and the actions and decisions of our creditors and other third parties with interests in our bankruptcy cases; (ii) our ability to maintain adequate liquidity to fund our operations during the bankruptcy cases and to fund a plan of reorganization and thereafter, including maintaining normal terms with our vendors and service providers during the bankruptcy cases and complying with the covenants and other terms of our financing agreements; (iii) our ability to obtain court approval with respect to motions in the bankruptcy cases prosecuted from time to time and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the bankruptcy cases and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned; (iv) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 bankruptcy cases to Chapter 7 cases; (v) those factors identified in our filings with the Securities and Exchange Commission as may be accessed at www.sec.gov.

The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of our liabilities and/or securities receiving no value for their interests. Because of such possibilities, the value of these liabilities and/or securities is highly speculative and will pose substantial risks. Trading prices for the Company’s common stock may bear little or no relationship to the actual recovery, if any, by holders thereof in the bankruptcy cases.  Accordingly, the Company urges extreme caution with respect to existing and future investments in its common stock.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this Statement, and which we assume no obligation to update.